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                                                                      EXHIBIT 12

                   COCA-COLA ENTERPRISES INC.

               EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS
                   (In millions except ratios)



                                                            QUARTER ENDED
                                                     ---------------------------
                                                       APRIL 3,       MARCH 28,
                                                         1998           1997
                                                     ------------   ------------

Computation of Earnings:
  Loss from continuing operations
    before income taxes ........................         $(79)          $(54)
  Add:
    Interest expense ...........................          174            104
    Amortization of debt premium/discount and
      expenses .................................            7              6
    Interest portion of rent expense ...........            6              5
                                                         ----           ----
Earnings as Adjusted ...........................         $108           $ 61
                                                         ====           ====
Computation of Fixed Charges:
  Interest expense .............................         $174           $104
  Capitalized interest .........................            1             --
  Amortization of debt premium/discount and
    expenses ...................................            7              6
  Interest portion of rent expense .............            6              5
                                                         ----           ----
Fixed Charges ..................................          188            115

  Preferred stock dividends(a) .................           --              3
                                                         ----           ----
Combined Fixed Charges and Preferred Stock
  Dividends ....................................         $188           $118
                                                         ====           ====
Ratio of Earnings to Fixed Charges .............           (b)            (c)
                                                         ====           ====
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends ....................           (b)            (c)
                                                         ====           ====



(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b) Earnings for April 3, 1998 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $80 million.

(c) Earnings for March 28, 1997 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $54 million and $57 million, respectively.